Exhibit 14.1

Tevogen Bio Holdings Inc.

Code of Business Conduct and Ethics

Effective February 14, 2024

I. Purpose

The Board of Directors (the “Board”) of Tevogen Bio Holdings Inc. (together with its subsidiaries, the “Company”) is committed to conducting business with the highest ethical and legal standards, and has adopted this Code of Business Conduct and Ethics (the “Code”) in order to:

●	deter wrongdoing;

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

●	promote compliance with applicable laws, rules, and regulations;

●	promote the protection of Company assets, including corporate opportunities and confidential information;

●	promote the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the code; and

●	promote accountability for adherence to the Code.

II. Application

The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide officers, directors, and employees of the Company. All of the Company’s officers, directors, and employees must use good common sense and judgment to conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

The Code applies to all officers, directors, and employees of the Company (each, a “Covered Party”, and collectively, the “Covered Parties”).

After carefully reviewing this Code, each Covered Party shall sign the acknowledgment attached as Exhibit A hereto, indicating that they have received, read, understand, and agree to comply with this Code. The acknowledgment must be returned either electronically in a manner provided for by the Company or otherwise in writing to the Compliance Officer (as defined below) or such Compliance Officer’s designee within ten (10) business days of such Covered Party’s receipt of this Code, and on an annual basis as may be required by the Company.

III. Enforcement

The Board shall be responsible for monitoring compliance with the Code and shall assess the adequacy of the Code periodically and approve any changes to the Code as may be recommended by the Audit Committee. The Board has designated the Chief Financial Officer to be the compliance officer (the “Compliance Officer”) for the implementation, interpretation, and administration of the Code. In the event that Covered Parties encounter an ethical issue where this Code or other Company policies do not expressly provide an answer, or in the event that Covered Parties encounter a situation where they believe a law, rule, or regulation is unclear or conflicts with a provision of the Code, they are encouraged to contact a manager, supervisor, the Compliance Officer, or any executive officer of the Company, or use one of the other resources described in the Code.

The Code will be strictly enforced. All managers and supervisors are required to enforce the Code and are not permitted to sanction or condone violations. There will be serious adverse consequences to any Covered Party for non-adherence to the Code, which may include disciplinary action, up to and including termination, restitution, reimbursement, or referral of the matter to the appropriate authorities. Discipline may also be imposed for conduct that is considered unethical or improper even if the conduct is not specifically covered by the Code.

IV. Compliance with Laws, Rules and Regulations

A variety of laws apply to the Company and its operations. The Company requires that all Covered Parties comply with all laws, rules, and regulations applicable to the Company, both in letter and in spirit. Although not all Covered Parties are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors or the Compliance Officer. Covered Parties are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules, and regulations and to seek advice when there is any uncertainty. Any violations of laws, rules, and regulations can result in civil and criminal penalties as well as disciplinary action from the Company.

V. Conflicts of Interest

Covered Parties should always act in the best interest of the Company and not permit outside interests (for example, financial or personal) to interfere with their job duties. The Company prohibits all Covered Parties from using their position with the Company or the Company’s relationship with its customers or any other external party with which the Company has a business relationship (each an “External Party,” and, collectively “External Parties”) for private gain or to obtain benefits for themselves or members of their family.

For purposes of the Code, a potential conflict of interest occurs when a Covered Party’s outside interests interfere with (or even appear to interfere with) the Company’s interests or the Covered Party’s work-related duties. A conflict of interest can occur when a Covered Party is in a position to influence a decision that may result in a personal gain for the Covered Party or a Related Person as a result of the Company’s business dealings.

Any direct or indirect conflict of interest between the Company and any Covered Party is prohibited unless otherwise consented to by the Company. The Covered Party has a responsibility to the Company to disclose any situation that is, or reasonably could be expected to give rise to, a conflict of interest or a situation giving the appearance of a conflict of interest. If a Covered Party, other than a director or an executive officer, feels that they may have a conflict of interest or a potential conflict of interest, such Covered Party should discuss the matter with, and seek a determination and prior authorization or approval from, such Covered Party’s supervisor or the Compliance Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Compliance Officer with a description of the activity and seeking the Compliance Officer’s written approval. If the supervisor is involved in the potential or actual conflict, the matter should instead be discussed directly with the Compliance Officer. Conflicts of interest involving directors or executive officers must be referred to the Audit Committee for consideration. After receiving the Audit Committee’s recommendations, the Board may approve, by a majority vote of disinterested directors, the resolution of a conflict of interest involving directors and executive officers.

It is not possible to describe every situation or occurrence that could lead to a conflict of interest between a Covered Party and the Company. The following events are intended to describe, by way of example, situations that could occur that constitute or could lead to a conflict of interest with the Company:

A. Related Parties

Covered Parties should avoid conducting business transactions with any Related Person without obtaining prior written approval in accordance with the Code.

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“Related Person” is defined to include directors, executive officers, beneficial owners of 5% or more of any class of the Company’s voting securities, immediate family members of any of the foregoing persons, and any entities in which any of the foregoing is an executive officer or is an owner of 5% or more ownership interest. Immediate family members include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of such person.

B. Business Relationships

Employees shall not engage in (whether directly or indirectly):

●	simultaneous employment by,

●	consulting for, or

●	owning a significant financial interest in, any entity that does business, seeks to do business, or competes with the Company without prior written consent in accordance with the Code.

C. Service on Boards and Committees

A Covered Party must not serve on the board of directors, advisory board, or committee of any entity with which the Company has a business relationship or whose interests would be expected to conflict with those of the Company without prior written approval of the Compliance Officer in accordance with the Code.

D. External Parties

A Covered Party shall not use such Covered Party’s position with the Company to influence a transaction with any External Parties in which such Covered Party has any personal interest.

E. Personal Use of Company Property and Company Information

Covered Parties shall not use or divert any Company property, materials, equipment, systems, or procedures, including services of other Covered Parties and Company information, for their own advantage or benefit or for use in outside business activities or non-business activities unrelated to the Company, or otherwise use the Company’s name or influence for their personal benefit.

Conflicts of interest may not always be clear-cut. If you have a question, you should consult with your supervisor or the Compliance Officer.

VI. Corporate Opportunities

Employees are prohibited from usurping, and may not improperly gain, from a corporate opportunity discovered through the use of the Company’s resources, property, or information, or otherwise compete with the Company. Each employee owes a duty to the Company to advance any opportunity learned through the course of employment to the Company. Any employee who learns of a corporate opportunity must obtain prior written consent of the Board before taking advantage of any such opportunity.

VII. Confidentiality AND INSIDER TRADING

Covered Parties have access to a variety of confidential information regarding the Company and its business processes. Confidential information includes, but is not limited to, all non-public information, including information that might be of use to competitors, or harmful to the Company or External Parties, if disclosed, and information that may be considered material by the securities markets or investors. Covered Parties are required to safeguard the confidentiality of information entrusted to them by the Company or External Parties, except when disclosure is authorized by the Compliance Officer or legally mandated. Covered Parties are required to maintain the confidentiality of information after their relationship with the Company ends. To avoid inadvertent disclosure, information that is confidential should never be discussed with any unauthorized person, including unauthorized employees of the Company and family members or friends, and confidential information should not be discussed in public areas such as elevators, restaurants, and airplanes, and confidential information and Company property (like laptops, tablets, and smartphones) should not be left unattended or otherwise accessible to others. Unauthorized disclosure of confidential information would not only result in a violation of the Code but could result in legal liability against a Covered Party. In addition, using confidential information for personal financial benefit, or “tipping” others (including friends and family members) who might make an investment decision on the basis of this information, is not only unethical but may also be illegal.

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If you have any questions concerning confidential information or the treatment of what is believed to be confidential Company information, please contact the Company’s Compliance Officer.

Notwithstanding the foregoing, this policy does not prevent Covered Parties from complying with legal requirements requiring the disclosure of confidential information or reporting a possible violation of law to a government entity or law enforcement, including making a disclosure that is protected under the whistleblower protections of applicable law.

VIII. HONEST AND ETHICAL CONDUCT AND FAIR DEALING

The Company is committed to achieving the highest standards of professionalism and ethical conduct in its operations and activities and expects its Covered Parties to conduct business according to the highest ethical standards of conduct, in addition to complying with all applicable laws, rules, and regulations.

The Company has an interest in maintaining a fair and competitive marketplace and friendly work environment. In order to achieve that standard, the Company expects its Covered Parties to maintain honest and ethical standards dealing with each other and the Company’s competitors, as well as when transacting business with External Parties.

A. Covered Parties must not take unfair advantage of anyone, including fellow Covered Parties, through the manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

B. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive, or fraudulent.

C. In addition to the maintenance of honest and ethical standards in disseminating information, Covered Parties must gather information about other companies and organizations, including competitors, using appropriate methods. Stealing proprietary information, knowingly possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present Covered Parties of other companies is prohibited. The Company will not tolerate taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.

D. Each Covered Party should endeavor to respect the rights of and deal fairly with the Company’s External Parties, competitors, and Covered Parties.

IX. PUBLIC COMMUNICATIONS

The Company must monitor public communications about the Company in order to maintain credibility and a positive reputation in the community. News media can have a direct impact on the Company’s profitability and its ability to achieve its mission. The Company’s policy is to provide timely, accurate, and complete information in response to media inquiries consistent with its obligations to maintain the confidentiality of proprietary information and to prevent selective disclosure of market-sensitive financial and other material information in accordance with the Company’s Disclosure Policy. In accordance with such policy, Covered Parties must direct any news media or public requests for information to the Company’s Disclosure Compliance Officer, who will assist in evaluating the inquiry and creating an appropriate response to the request.

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Only authorized employees may make any public statements on behalf of the Company, whether to the media, investors, or in other external forums, including on the Internet. This includes disclosing new or confidential information through social media and websites.

X. GIFTS

Great care should be exercised to assure that business entertainment and gifts for public officials and others who engage or propose to engage in business transactions with the Company are not excessive and cannot reasonably be construed as bribes, kickbacks, improper inducements, or any other illegal or improper payments. Covered Parties should not:

●	offer or provide to those who engage or propose to engage in business transactions with the Company, directly or indirectly, any gift, entertainment, or reimbursement of expenses of more than nominal value or that exceeds customary courtesies for that time and place, except in the case of meals and tickets to events that are reasonable and customary for that time and place; or

●	offer or provide, directly or indirectly, any services to any individual in a position to make or influence any business or governmental decision affecting the Company.

The Company prohibits employees from seeking or accepting gifts, favors, entertainment, payments, or loans for themselves or Related Persons from External Parties, except:

●	gifts of less than $100 in value (if reasonable and customary for that time and place);

●	tickets to an event if reasonable and customary for that time and place or if prior approval is obtained from the Compliance Officer;

●	meals that are reasonable and customary for that time and place; or

●	loans from lending institutions at market rates.

Under no circumstances should a Covered Party accept a cash gift. All questions and concerns relating to this policy should be addressed to the Compliance Officer. If a Covered Party violates this policy, the Company will take prompt corrective action, including discipline and/or termination, if appropriate.

No outside consultant, agent, or third party of any kind shall be used or employed in any manner or for any purpose that would be contrary to the guidelines set forth above.

XI. POLITICAL CONTRIBUTIONS

The Company understands that Covered Parties may participate in the political process as individuals and encourages them to do so. However, without prior authorization, no Covered Party shall, in such Covered Party’s capacity as an officer, director, or employee of the Company, make any loan, donation, contribution, or payment to a political party, candidate, or political action committee, for or on behalf of the Company or any project or development in which the Company is engaged, nor shall a Covered Party of the Company reimburse any individual who does. This does not prohibit a Covered Party from taking any of the above actions in such Covered Party’s name, provided that the action is exclusively on the Covered Party’s own accord and is not an indirect means of accomplishing one of the prohibited actions.

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XII. EMPLOYMENT PRACTICES

The Company endeavors to provide all Covered Parties an environment that is conducive to conducting business. In order to achieve this goal, the Company has instituted several policies, which are in part summarized below.

A. Discrimination and Harassment

The Company aims to provide challenging, meaningful, and rewarding opportunities for personal and professional growth of all Covered Parties without regard to gender, race, ethnicity, sexual orientation, physical or mental disability, age, pregnancy, religion, veteran status, national origin, or any legally protected status. The Company encourages teamwork in order to leverage the diverse talents and expertise of our Covered Parties through effective collaboration and cooperation. In order to promote the desired work environment, the Company prohibits all forms of harassment, discrimination, and retaliation of Covered Parties by fellow Covered Parties and employees of External Parties. All Covered Parties are required to comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to privacy.

B. Workplace Safety

The Company promotes and strives to maintain a safe and healthy work environment and conducts its business in ways that protect its employees’ safety and are sensitive to the environment. The Company will continue its goal of providing a workplace that is free from safety or health hazards or will control such hazards to acceptable levels. Consistent with the Company’s goal and given the nature of the Company’s activities, employees are required to understand and comply with the laws, rules, regulations, and policies relevant to maintaining a safe and healthy workplace.

C. Alcohol and Drugs

The Company is committed to maintaining a drug-free work place. The Company prohibits the manufacture, distribution, sale, purchase, transfer, possession, or use of illegal substances in the workplace, while representing the Company outside the workplace or if such activity affects work performance or the work environment of the Company. The Company further prohibits use of alcohol while on duty, unless at Company-sanctioned events. Employees are prohibited from reporting to work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol, any illegal drug, controlled substance, or any other intoxicant.

D. Communication

The Company encourages open, timely communications that help the Company achieve organizational goals, share information, increase understanding, participate in the decision-making process, and provide recognition for our work-related success.

XIII. PROTECTION AND PROPER USE OF COMPANY ASSETS

Safeguarding Company assets is the responsibility of all Covered Parties. The Company’s ability to achieve its mission requires the efficient and appropriate use of Company assets and resources, including information systems. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Covered Parties are expected to:

A. Use Company assets according to all Company policies and procedures, comply with policies and security programs that help prevent their unauthorized use or theft, and abide by all regulations or contractual agreements governing their use.

B. Protect from disclosure or misuse all nonpublic information pertaining to the Company.

C. Protect from disclosure any proprietary information including intellectual property, business, marketing and service plans, databases, records, salary information, and any unpublished financial data and reports.

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D. Not use Company property or nonpublic information of the Company to gain a personal profit; nor may any Covered Party make such property or information available to any family member, friend, business associate, or other person for the benefit of such other person.

E. Take actions necessary to safeguard all passwords and identification codes to prevent unauthorized access to the Company’s information systems or resources.

F. Read and comply with all information technology and cybersecurity policies and their applicable procedures.

XIV. PROHIBITION OF LOANS

The Company has a policy against making any loans to any officer or director of the Company, or any member of their immediate families, whether directly or indirectly, or guaranteeing any loan or obligation on behalf of any officer or director or member of their immediate family.

XV. REPORTING WITH INTEGRITY

The Company has an obligation to make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect the Company’s transactions and to maintain tax records and prepare tax returns that comply with applicable laws, rules, and regulations. The Company must also maintain a system of internal accounting controls that meet applicable laws, rules, and regulations, and prepare financial statements in accordance with generally accepted accounting principles and applicable laws, rules, and regulations. All employees who are responsible for any aspect of the Company’s internal accounting controls and financial and tax reporting systems (including, but not limited to, the Chief Executive Officer, the Chief Financial Officer, any principal accounting officers, and persons performing similar functions) must conduct themselves using high ethical standards of integrity and honesty, in a manner that allows the Company to meet accounting and legal requirements, and to prepare financial reports and financial statements that are not false or misleading, and that present full, fair, accurate, timely, and understandable disclosure in the Company’s periodic reports and other public communications.

A. No Covered Party may override, or direct others to override, the Company’s established system of internal controls over financial reporting and disclosure.

B. No fund, asset, or liability of the Company which is not fully and properly disclosed and recorded on the Company’s books and records – i.e., no unrecorded or “off-the-books” activity – shall be created or permitted to exist.

C. Transactions of the Company are to be executed only in accordance with management’s general or specific authorizations.

D. No false, artificial, or misleading entries may be made in the books and records of the Company for any reason and no Covered Party may engage in any arrangement that results in such prohibited act.

E. No transaction shall be effected and no payment on behalf of the Company may be approved or made with the intention or understanding that any part of the transaction or payment is to be used for any purpose other than that described by the documents supporting the transaction or payment.

F. Any uncertainty by an employee about judgments concerning accounting or tax matters should be discussed with a superior; when in doubt, ask for guidance.

G. No one shall take any action to fraudulently influence, coerce, manipulate, or mislead any internal or external auditor engaged in the performance of an audit of the Company’s financial statements.

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XVI. INTERPRETATION / WAIVERS

Requests for a waiver of a provision of the Code must be submitted in writing to the Compliance Officer for appropriate review, and the Audit Committee will decide the outcome. Pursuant to its charter, the Audit Committee shall review any conduct of executive officers or directors of the Company that is or may be in violation of the Code. Any waiver approved by the Audit Committee for executive officers and directors and the reason for the waiver will be promptly disclosed to the Company’s stockholders, if required by and in accordance with applicable laws, rules, and regulations.

XVII. REPORTING SUSPECTED NON-COMPLIANCE / WHISTLEBLOWER HOTLINE

A. Reporting

The Company supports an open and honest atmosphere in which questions should be asked, and potential problems or concerns must be raised. Any Covered Party who becomes aware of an existing or potential violation of this Code, or any applicable laws, rules, regulations, Company policies, or the Code, suspected fraudulent activity, or any concerns or complaints regarding accounting, internal accounting controls, or auditing matters should be promptly reported either openly or on an anonymous basis. Covered Parties may report any such violations orally or in writing to the Compliance Officer or chairperson of the Audit Committee or through the Company’s Whistleblower Hotline pursuant to the Company’s Whistleblower Policy.

B. Investigations

The Company is committed to taking prompt and consistent action, as appropriate, in response to suspected or reported violations of the Code, any law, rule, or regulation, or Company policy. All Covered Parties are required to cooperate fully with internal investigations by providing complete and truthful information in a timely manner. The Company will not tolerate retaliation against individuals for raising good faith possible violations of the Code, any applicable law, rule, or regulation, or Company policy.

Adopted: February 14, 2024

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